Exhibit 10.28

Service Level Agreement
Construction and Maintenance/Engineering/System Operations

This Service Level Agreement (the “Agreement”) is made and entered into this 28th day of February, 2003, by and between The Detroit Edison Company, a Michigan corporation (“Detroit Edison”) and International Transmission Company, LLC, a Michigan limited liability company (“ITC”). Detroit Edison and ITC are each referred to herein as a “Party” and collectively as, the “Parties.”

RECITALS

WHEREAS, ITC owns certain assets and properties located within the service territory of Detroit Edison in southeastern Michigan (the “Transmission Assets”) and performs certain functions constituting or used primarily in the provision of non-discriminatory, open-access electric transmission service (the “Transmission Business”); and

WHEREAS, ITC desires to purchase and Detroit Edison is willing to furnish certain construction and maintenance, engineering and planning and system operations services upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Detroit Edison and ITC agree as follows:

1.             Services.

(a)           ITC hereby engages Detroit Edison, and Detroit Edison hereby accepts such engagement, to provide certain construction and maintenance services (the “C&M Services”), engineering services (the “Engineering Services”) and system operations services (the “SO Services,” and collectively with the C&M Services, and the Engineering Services, the “Services”) for ITC with respect to the Transmission Assets and the Transmission Business, in accordance with the terms and conditions set forth in this Agreement.  In addition, as and when requested by ITC, ITC hereby engages Detroit Edison, and Detroit Edison hereby accepts such engagement and agrees to use commercially reasonable efforts (provided that such efforts shall not require any material system modification), to the extent permitted by applicable law or regulation and consistent with Detroit Edison’s existing resources, to provide any transition design, planning and implementation services relating to the Services provided hereunder reasonably requested by ITC to ITC in accordance with the terms and conditions and for the consideration set forth in this Agreement.

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(b)           A description of the C&M Services to be provided is set forth on Schedule A attached hereto, a description of the Engineering Services to be provided is set forth on Schedule B attached hereto, and a description of the SO Services to be provided is set forth on Schedule C attached hereto.  Schedule A, Schedule B and Schedule C may be amended from time to time by mutual agreement of the Parties, and/or additional schedules which document the specific C&M Services, Engineering Services or SO Services which Detroit Edison will provide for ITC may be added to this Agreement from time to time by mutual agreement of the Parties.  Schedule A, Schedule B and Schedule C, and such additional schedules, if any, are collectively referred to herein as the “Schedules.”  Upon the amendment and/or addition of any such Schedules, the term “C&M Services,” “Engineering Services” or “SO Services,” as applicable, and the term “Services” shall be amended and modified to reflect such amendment and/or addition.  The Schedules are hereby incorporated by reference into this Agreement, provided however, that in the event of a conflict between any Schedule and the terms of this Agreement, this Agreement shall govern.  Detroit Edison (i) shall, except as otherwise provided in this Agreement (including the Schedules hereto), perform all Services with respect to any Transmission Assets or any portion of the ITC transmission system located within the geographical boundaries of the ITC transmission system existing as of the date of this Agreement, as indicated by a map of such territory provided to ITC prior to the date of this Agreement and appended hereto in Attachment No. 1(b) (the “Territory”), and (ii) unless otherwise mutually agreed in writing, shall not be obligated to perform any Services with respect to any Transmission Assets or any portion of the ITC transmission system located outside of such Territory.

(c)           Except as otherwise provided in this Agreement (including the Schedules hereto), ITC shall obtain its requirements for the Services within the Territory from Detroit Edison, and shall not obtain such Services within the Territory from any person or entity other than Detroit Edison, during the term of this Agreement.

(d)           Each of the Parties and their affiliates, employees and Subcontractors providing Services pursuant to this Agreement, shall comply with the requirements of the Open-Access Same-Time Information System (“OASIS”) standard of conduct procedures developed by ITC and Detroit Edison, and accepted by FERC pursuant to 18 C.F.R. Part 37.4 (2000).

2.               Manner and Time of Performance of Services.

(a)           Detroit Edison shall perform, or cause to be performed, the Services in accordance with the terms of this Agreement.

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(b)           Detroit Edison may subcontract some or all of the Services to any subcontractor set forth on Exhibit 1 attached hereto and incorporated herein by reference or to any other subcontractor approved in writing by ITC (any such subcontractor being referred to herein as a “Subcontractor”), or, to the extent required by any law, regulation or licensing requirement, cause some or all of the Services to be provided through an affiliate of Detroit Edison duly licensed to perform such Services.  For purposes of this Agreement, no contractual relationship will exist between ITC and any such Subcontractor or any affiliate of Detroit Edison.  In all cases under this subsection (b), Detroit Edison will remain responsible for the performance of its obligations hereunder.

(c)           Detroit Edison will require all persons performing the Services to comply with all generally applicable policies, procedures and directives of Detroit Edison, including security, environmental protection, employee health and safety, sexual harassment, access, use of alcohol and controlled substances, and similar activities.

3.             ITC Responsibilities.

(a)           ITC agrees to cooperate with, and to assist and support, Detroit Edison in connection with the performance of the Services.

(b)           To the extent that access to the Transmission Assets or other property or facilities of ITC, or to the personnel of ITC, is at any time reasonably necessary or appropriate in connection with the performance of the Services, ITC agrees to grant such access to Detroit Edison and its Subcontractors and representatives.  Detroit Edison shall not be responsible for any loss, damage, fine, penalty, cost, expense, delay, interruption, breach, non-performance or other failure of any of the Services to the extent resulting from or arising out of or in connection with any failure by ITC to provide access to its property, facilities or personnel in connection with the performance of the Services.

4.               Compensation.

(a)           As consideration for the Services, ITC shall pay to Detroit Edison the following amounts:

(i)            for all Services performed by personnel of Detroit Edison and its affiliates, all verifiable direct and indirect costs (including but not limited to all such costs of labor, benefits, materials, storage and transportation) allocated in accordance with the same methodology employed historically by Detroit Edison in connection with the

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provision of services to affiliated entities and business units, prior to the allocation of overhead costs in the manner described in subsection (iii) below, incurred in performing the Services, subject to subsection (v), below;

(ii)           for all Services performed by Subcontractors not affiliated with Detroit Edison, an amount equal to all costs invoiced to and paid by Detroit Edison arising under such subcontracts, subject to subsection (v), below;

(iii)          an additional overhead cost fee equal to 25% of the amount determined pursuant to subsections (i) and (ii) above, subject to subsection (v), below; and

(iv)          an additional fee equal to 9.5% of the amounts determined pursuant to subsections (i), (ii) and (iii) above (the “Fee”), subject to subsection (v), below.

(b)           On a monthly basis, Detroit Edison shall submit to ITC a detailed, itemized invoice (an “Invoice”) setting forth the Services provided to ITC during the previous month and any outstanding reimbursable expenses or charges incurred by Detroit Edison hereunder and the amount payable by ITC for such Services and expenses or charges pursuant to this Agreement.

(c)           Subject to subsections (e) and (f) below, ITC shall pay any amount payable to Detroit Edison hereunder in full within thirty (30) days of receipt of the applicable Invoice.

(d)           Any applicable federal, state and local sales, excise, ad valorem, use or similar taxes, if any, imposed in connection with the Services, except for federal, state and local income taxes payable by Detroit Edison based on net income, will be reimbursed by ITC.

(e)           To the extent that amounts charged by Detroit Edison, in the aggregate, for all Services other than capital projects and Services incidental thereto (such Services being referred to herein as “O&M Services”) performed during any calendar year during the term of this Agreement, at a volume and frequency up to the “Baseline Service Level” (as defined below), exceed $15.9 million in 2003 or $16.3 million in 2004 (the “Baseline Charges”) (the amount by which actual charges for O&M Services performed up to the Baseline Service Level during an applicable calendar year exceed the Baseline Charges for such calendar year being referred to herein as “Excess Annual Charges”), then, at ITC’s option, payment of any such Excess Annual Charges shall be deferred until June 1, 2006, without interest or return thereupon.  One-fifth of the total Excess Annual Charges

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so deferred shall be paid on June 1 of each of 2006, 2007, 2008, 2009 and 2010.  Amounts due with respect to such deferred Excess Annual Charges after June 1, 2006 shall bear simple interest from June 2, 2006 to, but not including, the date of payment at the LIBOR rate for one-year deposits quoted on the date of payment through customary sources identified by ITC.  Notwithstanding the foregoing, ITC shall not be entitled to defer payment of any charges arising from the performance by Detroit Edison of O&M Services requested by ITC at a volume or frequency in excess of the Baseline Service Level, whether or not reflected in the applicable budgets for all Services to be performed during such calendar year established by the Parties in accordance with the Schedules (collectively, the “Budgets”), including, without limitation, any charges arising from the performance by Detroit Edison of O&M Services necessitated by catastrophic storms or other catastrophic events.  The applicable Baseline Service Level and corresponding amount of Baseline Charges shall be prorated, as appropriate, to reflect any partial calendar year occurring during the term of this Agreement.  The term “Baseline Service Level,” as used herein, shall refer to a volume and frequency of O&M Services comparable or equivalent in the aggregate to the volume and frequency of all such O&M Services provided by Detroit Edison to ITC in the Budgets for the 2002 calendar year.

(f)            To the extent that ITC requests that Detroit Edison perform O&M Services during any calendar year during the term of this Agreement, at a volume or frequency in excess of the Baseline Service Level, and the amount charged by Detroit Edison, in the aggregate, for all O&M Services performed during such calendar year above the Baseline Service Level and up to the “Budgeted Service Level” (as defined below), exceeds the total amount of charges forecasted in the Budgets to be charged for all O&M Services to be performed during such calendar year above the Baseline Service Level and up to the Budgeted Service Level (the “Budgeted Charges”) (the amount by which actual charges for O&M Services performed above the Baseline Service Level and up to the Budgeted Service Level during an applicable calendar year exceed the Budgeted Charges for such calendar year being referred to herein as “Budget Excess Charges”), then, at ITC’s option, payment of all such Budget Excess Charges shall be deferred until June 1, 2006, without interest or return thereupon.  One-fifth of the total Budget Excess Charges so deferred shall be paid on June 1 of each of 2006, 2007, 2008, 2009 and 2010.  Amounts due with respect to such deferred Budget Excess Charges after June 1, 2006 shall bear simple interest from June 2, 2006 to, but not including, the date of payment at the LIBOR rate for one-year deposits quoted on the date of payment through customary sources identified by ITC.  Notwithstanding the foregoing, ITC shall not be entitled to defer payment of any charges arising from the performance by Detroit Edison of O&M Services requested by ITC at a

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volume or frequency in excess of the Budgeted Service Level or any O&M Services not set forth in the applicable Budget, including without limitation, any charges arising from the performance by Detroit Edison of O&M Services necessitated by catastrophic storms or other catastrophic events.  The term “Budgeted Service Level,” as used herein, shall refer to a volume and frequency of O&M Services comparable or equivalent in the aggregate to the volume and frequency of all such O&M Services forecasted in the applicable Budgets.

(g)           Any amount not paid by ITC when due hereunder shall bear interest at a rate equal to the prime rate, as reported in the Wall Street Journal on the last business day of the month in which the applicable Invoice was received, plus two (2) percent per annum (or, if lower, the highest rate permitted by applicable law) accrued from the due date of such payment until such payment is actually received by Detroit Edison.  Such interest charges shall not be applied to any amounts deferred by ITC pursuant to subsections 4(e) and 4(f) above until after June 1, 2006.

5.             Books and Records.  Detroit Edison shall keep records and books of account showing all charges, disbursements or expenses made or incurred by it in performing the Services and shall preserve such records and books of account for a period of three (3) years following incurrence of such expenses, or longer if required by applicable law.

6.             Access to Records. ITC, directly or through authorized representatives, shall at all times during reasonable business hours have access to and the right to audit, inspect and make copies of any and all books, records and accounts, invoices, contracts, canceled checks, payrolls and other documents and papers of every kind held by Detroit Edison pertaining to the performance of the Services and all charges, disbursements and expenses made or incurred by Detroit Edison in performing the Services and all information related to the calculation of overhead costs by Detroit Edison.

7.             Term.

(a)           The term of this Agreement shall commence as of March 1, 2003 and shall continue for a period of twelve (12) months thereafter, unless earlier terminated pursuant to the terms of this Agreement.

(b)           This Agreement, or the provision of any portion of the Services by Detroit Edison hereunder, may be terminated at any time upon the mutual written consent of Detroit Edison and ITC.

(c)           Notwithstanding anything else set forth herein, ITC may, at any time, for any reason or no reason, terminate the provision by Detroit Edison of any

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portion of the Engineering Services that ITC elects to perform through its own employees upon not less than thirty (30) days’ prior written notice to Detroit Edison; provided that the Parties shall cooperate in good faith (i) if applicable, to implement a mutually agreeable plan for the transition to ITC of such services, and (ii) to amend the Schedules as necessary or appropriate to reflect the termination of the provision by Detroit Edison of such Services.

(d)           Upon expiration or termination of this Agreement (or any applicable portion thereof) for any reason, ITC shall promptly pay to Detroit Edison all amounts owing to Detroit Edison for Services performed or reimbursable expenses incurred as provided herein prior to such expiration or termination.

(e)           Sections 4, 7(d), 8, 9, 10, and 12 shall survive any expiration or termination of this Agreement with respect to the provision of any of the Services.

8.             Confidentiality.

(a)           In recognition of the other Party’s need to protect its legitimate business interests, each Party hereby covenants and agrees that it shall regard and treat each item of information or data constituting “Confidential Information” (as defined below) of the other Party as strictly confidential and wholly owned by such other Party and that it will not (i) distribute, disclose, reproduce or otherwise communicate any such item of information or data to any person or entity or (ii) use any such item of information or data for any purpose other than in accordance with the terms of this Agreement or other agreements between the Parties and in connection with its performance thereof.  For purposes of this Agreement, “Confidential Information” shall mean the proprietary and confidential data or information of a Party which is of tangible or intangible value to such Party and is not generally known by or available to the competitors of such Party.  Notwithstanding the foregoing, Confidential Information shall not include information which:  (i) at the time of disclosure to the receiving Party is in the public domain or thereafter enters the public domain through no wrongful act or omission of the receiving Party; (ii) is already known by the receiving Party at the time of disclosure by the disclosing Party and such information is not otherwise subject to confidentiality obligations of the receiving Party; (iii) is available to the receiving Party at the time of disclosure by the disclosing Party from a third party who, to the receiving Party’s knowledge, may disclose such information without violation of any confidentiality obligation or (iv) is required to be made public by “posting” or other procedure by law or regulation.

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(b)           Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to those of its officers, directors, employees, agents, independent contractors and advisors who need to know such Confidential Information in order to carry out the purposes and intent of this Agreement; provided, however, that any such disclosure shall be consistent and compliant with all rules, requirements and procedures of the FERC and any other applicable regulatory authority, including without limitation the OASIS standard of conduct procedures developed by ITC and accepted by FERC pursuant to 18 C.F.R. Part 37.4 (2000), as amended from time to time.  Each Party shall be responsible for ensuring the continued confidentiality of all Confidential Information of the other Party known by, disclosed or made available to such of its officers, directors, employees, agents, independent contractors and advisors in connection with this Agreement, including, without limitation, instructing its officers, employees, independent contractors, agents and advisors to maintain the confidentiality of such Confidential Information.

(c)           If a Party becomes legally compelled to disclose any Confidential Information of the other Party (whether by judicial or administrative order, applicable law, rule or regulation, or otherwise), or to the extent disclosure of Confidential Information directly related to the rates, terms or conditions of the performance of the Services is required in the context of any regulatory proceeding, including without limitation any rate case before the Federal Energy Regulatory Commission under Sections 205 or 206 of the Federal Power Act, such Party will use all reasonable efforts to provide the other Party with prior notice thereof so that the other Party may seek a protective order or other appropriate remedy to prevent such disclosure.  If such protective order or other remedy is not obtained prior to the time such disclosure is required, such Party will only disclose that portion of such Confidential Information which it is legally required to disclose.

(d)           Upon termination or expiration of this Agreement, or promptly upon receipt of written notice from the other Party, each Party shall return to the other Party all copies, versions or abstracts of written or descriptive materials of any kind that contain or discuss any Confidential Information of such other Party, and the confidentiality obligations of this Agreement shall continue in full force and effect for a period of three years.

(e)           Each Party expressly understands and agrees that the covenants and agreements set forth in this Section 8 are special, unique, and of an extraordinary character, and in the event of any default, breach or threatened breach hereof by such Party, the other Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of

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competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity.  All such rights and remedies shall be cumulative, and none of them shall limit any other rights or remedies of either Party.

9.             Limitation of Liability.

(a)           NEITHER ITC NOR DETROIT EDISON SHALL BE LIABLE HEREUNDER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS OR PROFITS, WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT DETROIT EDISON OR ITC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)           IN NO EVENT (OTHER THAN ONE INVOLVING DETROIT EDISON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) WILL DETROIT EDISON’S LIABILITY TO ITC FOR ANY AND ALL CLAIMS RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF THE SERVICES EXCEED THE FEE (AS DEFINED IN SECTION 4(a)(iii)) ASSOCIATED WITH THE PORTION OF THE SERVICES OUT OF WHICH THE CLAIM AROSE.

10.           Limited Warranty, Exclusions of Warranties and Limited Remedy.

(a)           Detroit Edison will perform the Services (i) in accordance with all performance standards set forth in the Schedules, and (ii) with at least the same degree of care, skill and diligence with which it currently performs or has in the past performed similar services for or with respect to the Transmission Assets.

(b)           If any of the Services fails to comply with the warranty set forth in Section  10(a), ITC shall give notice of such failure to Detroit Edison not later that one year after such Services were performed.  Detroit Edison shall have the right, within thirty (30) days after receipt of any such notice, to dispute any assertion by ITC that Detroit Edison’s performance of the Services fails to comply with such warranty, and such dispute shall be submitted to the dispute resolution procedures set forth in Section 12.  In the event that it is ultimately determined (by mutual agreement, arbitration, or a final, non-appealable judgment of a court of competent jurisdiction) that any of the Services fail to comply with the warranty set forth in Section 10(a), then at ITC’s sole option, Detroit Edison will re-perform such Services at no additional cost to ITC or will fully compensate ITC for all reasonable

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and verifiable costs of remedial work performed by third party contractors necessary to correct such failure.  All liabilities and obligations of Detroit Edison arising out of or related to any of the Services shall cease one year after which such Services were performed; provided, however, that in the event any claim on the part of ITC for a breach of the warranty set forth in Section 10(a) is time barred as a result of this sentence, Detroit Edison shall, if permissible, assign to ITC its rights, and if such assignment is impermissible, shall itself pursue any warranty claims against any applicable Subcontractor(s) to the extent, and only to the extent, that such rights arise solely out of such Subcontractors’ performance of the applicable Services giving rise to ITC’s claim.

(c)           THE ONLY WARRANTY CONCERNING THE SERVICES IS SET FORTH IN SECTION 10(a).  ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR ANY LABOR, PARTS OR MATERIALS PROVIDED IN CONNECTION THEREWITH, EXPRESS OR IMPLIED, ARE EXCLUDED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING FROM COURSE OF DEALING, USAGE OF TRADE, DESCRIPTION OR SAMPLE.

11.           Default.  Notwithstanding anything to the contrary set forth in this Agreement, (i) either Party may, by written notice to the other, terminate this Agreement or suspend its further performance without terminating this Agreement if the other Party materially breaches any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days following a final and binding determination, by mutual agreement, arbitration or final, non-appealable judgment of a court of competent jurisdiction, that such breach has occurred (or, if the breach is such that its cure is possible but will take longer than thirty (30) days, fails to commence to cure such breach within such thirty (30) day period and proceed diligently therewith until cured), and (ii) Detroit Edison may terminate this Agreement or suspend its further performance without terminating this Agreement if ITC fails to pay any amount owing to Detroit Edison hereunder within thirty (30) days following receipt of written notice of non-payment from Detroit Edison.

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12.           Dispute Resolution.

(a)           Each Party shall, from time to time, designate a senior officer (a “Dispute Representative”) who shall have the authority to represent such Party and resolve and settle any dispute arising under or in connection with this Agreement or the Services performed hereunder.  The Parties hereto agree to attempt to resolve all such disputes equitably and in a good faith manner (unless, in the reasonable judgment of the affected Party, the immediate pursuit of judicial equitable relief is necessary to prevent or mitigate a risk of irreparable harm or damage).

(b)           If any dispute arising under or in connection with this Agreement or the Services performed hereunder is not resolved pursuant to Section 12(a) within thirty (30) days from the date on which such dispute is submitted to the Dispute Representatives, such dispute shall, if the Parties so agree, be submitted to and resolved by binding arbitration, or in the absence of such agreement either Party may pursue any and all remedies in respect of such dispute available to such Party at law or in equity.  Any arbitration proceeding arising under or in connection with this Agreement or the Services performed hereunder shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced.  The venue for the arbitration shall be Detroit, Michigan.  The arbitration shall be conducted before a panel of three (3) arbitrators, selected as follows:  (i) each Party shall specify one arbitrator within ten (10) days of the end of the thirty (30) day period for dispute resolution under Section 12(a), and (ii) a neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator.  The arbitrator designated by any Party need not be neutral.  In the event that any person fails or refuses timely to name his arbitrator within the time specified herein, the American Arbitration Association shall (immediately upon notice from the other Party) appoint an arbitrator for the person or entity that has failed to appoint its arbitrator.  To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled.  A majority of the panel shall render an award or other decision within ten (10) days of the completion of the hearing, which award or decision shall be final, binding and conclusive upon the Parties hereto.  Each Party shall have the right to have an award or decision of such panel enforced by any court of competent jurisdiction.

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13.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given and received the earlier of (i) when actually received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile transmission, (iv) one (1) business day after being deposited with a recognized overnight courier service, or (v) four (4) days after being deposited in the United States mail, First Class with postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to Detroit Edison:	The Detroit Edison Company 2000 2nd Avenue Detroit, Michigan 48226-1279 Attn: Kenneth D. Cash

with a copy to:	The Detroit Edison Company 2000 2nd Avenue Detroit, Michigan 48226-1279 Attn: Patrick B. Carey Telecopy: (313) 235-8500

If to ITC:	International Transmission Company 1901 South Wagner Ann Arbor, MI 48103-9715 Attn: Joseph Welch John H. Flynn, Esq. Telecopy: (734) 665-3040

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attn: M. Douglas Dunn
Telecopy: (212) 530-5219

and

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attn: David J. Sorkin
         Brian M. Stadler
Telecopy: (212) 455-2502

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14.           Assignment.  Neither Detroit Edison nor ITC may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that (i) Detroit Edison may, without consent, cause certain of the Services to be performed by one or more of its affiliates or Subcontractors, consistent with the terms of this Agreement, (ii) either Party may assign its rights and obligations under this Agreement without consent to any successor entity pursuant to a merger, consolidation, sale of assets or other transaction as a result of which substantially all of the assets of such Party are acquired by such successor entity, and (iii) either Party may assign its rights under this Agreement for purposes of collateral security to lenders or financing parties without consent.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without giving effect to conflicts of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

16.           Interpretation.

(a)           The article, section and schedule headings contained in this Agreement are for reference purposes only and are not part of this Agreement and shall not, in any way, affect the meaning or interpretation of this Agreement.

(b)           This Agreement shall not be construed more strongly against either Party hereto regardless of which Party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both Parties.  Notwithstanding anything else herein to the contrary, this Agreement shall be construed consistent with all rules, requirements and procedures of the FERC and any other applicable regulatory authority, including without limitation the OASIS standard of conduct procedures developed by ITC and accepted by FERC pursuant to 18 C.F.R. Part 37.4 (2000), as amended from time to time.

17.           Excusable Delays.  In no event shall Detroit Edison be deemed to be in default of any provision of this Agreement or liable for delays or interruptions in the performance of Services to the extent resulting from or arising out of or in connection with acts or events beyond the reasonable control of Detroit Edison; provided, however, that Detroit Edison shall exercise commercially reasonable efforts to minimize the extent of any delays or interruptions in performance, and provided further that the excused delay or interruption shall last only as long as the acts or events beyond the control of Detroit Edison require.  Such acts or events include without limitation acts of God, civil or military authority, civil disturbance, war, strikes, fires, storms, other catastrophes, computer system failures, acts of third parties, and other events of similar or dissimilar nature

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beyond Detroit Edison’s reasonable control.

18.           Entire Agreement.  This Agreement, including all exhibits hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding, and supersedes all prior agreements and understandings, concerning the subject matter hereof between the Parties hereto.

19.           Independent Contractors.  The Parties hereto acknowledge and agree that in the performance of their respective duties and obligations hereunder they are acting as independent contractors of each other, and neither Party shall represent that an employer/employee, partnership, joint venture, or agency relationship exists between them, nor shall either Party have the power nor will either Party represent that it has the power to bind the other Party hereto to any contract or agreement.

20.           Waiver.  No waiver, amendment, termination or discharge of this Agreement or any of the terms or provisions hereof, shall be binding upon either Party unless confirmed in writing.  No waiver by either Party of any term or provision of this Agreement or of any default hereunder shall affect such Party’s right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

21.           Severability.  If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable or inoperative provision had not been contained herein.

22.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party.

24.           Further Assurances.  Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

[Signatures on next page]

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IN WITNESS WHEREOF, Detroit Edison and ITC have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

THE DETROIT EDISON COMPANY

By:
Name:
Title:

INTERNATIONAL TRANSMISSION COMPANY, LLC

By:
Name:
Title:

Service Level Agreement
Schedule A – Construction and Maintenance Services

Part I – General Scope of Services

1.             For all ITC transmission line and station/switchyard budget items approved as provided herein, Detroit Edison will act as general contractor for ITC, to perform maintenance and complete construction, in either case as required by ITC.

2.             ITC and Detroit Edison shall cooperate in good faith to jointly develop and implement a non-binding, good faith schedule and budget for all construction projects anticipated to be required by ITC for the following year, or for such portion thereof as this Agreement will remain in effect (the “Construction Budget”).

3.             ITC and Detroit Edison shall cooperate in good faith to jointly develop and implement a non-binding, good faith schedule and budget for all maintenance services anticipated to be required by ITC for the following year, or for such portion thereof as this Agreement will remain in effect (the “Maintenance Budget”).

4.             Detroit Edison may, by delivery of written notice to ITC at any time prior to completion of the Construction Budget, decline to perform any portion of the services requested by ITC to be included in the Construction Budget for the following year if, in the reasonable judgment of Detroit Edison, Detroit Edison, exercising commercially reasonable efforts, would lack the resources to perform such services or meet the proposed schedule therefor, in which case Detroit Edison shall not be obligated to perform such services hereunder.  Any such services which Detroit Edison declines to perform will not be included in the Construction Budget and may be self-provided by ITC or obtained from qualified third parties.

5.             Detroit Edison may, by delivery of written notice to ITC at any time prior to completion of the Maintenance Budget, decline to any portion of the services requested by ITC to be included in the Maintenance Budget to the extent that the volume and frequency of such maintenance services is in excess of the level of such maintenance services provided by Detroit Edison to ITC during the 2002 calendar year.  Any such services which Detroit Edison declines to perform will not be included in the Maintenance Budget and may be self-provided by ITC or obtained from qualified third parties.

6.             Detroit Edison shall perform all C&M Services, to the extent required by ITC, that are set forth in the Construction Budget and Maintenance Budget, up to the levels specified therein.  Actual amounts charged by Detroit Edison and payable by ITC for the performance of such C&M Services shall be governed by and determined in accordance with Section 4 of the Agreement, regardless of whether or not such amounts exceed those reflected or forecast in the Construction Budget or Maintenance Budget.

7.             ITC shall request that Detroit Edison perform, and Detroit Edison shall use commercially reasonable efforts to perform, any C&M Services required by ITC which are not set forth or exceed the levels specified in the Construction Budget or Maintenance Budget, as applicable.  No later than 30 days after receipt of any request by ITC for such additional C&M Services, Detroit Edison shall either agree to perform such services or notify ITC that, consistent with the preceding sentence, Detroit Edison is unable to perform such services, in which case Detroit Edison shall not be obligated to perform such additional services hereunder.  Any such services which Detroit Edison declines to perform may be self-provided by ITC or obtained from qualified third parties.

8.             For all C&M Services, ITC and Detroit Edison will cooperate in good faith to establish a construction or maintenance schedule that will meet ITC’s needs. If established and agreed upon schedules cannot be met, the applicable Detroit Edison project manager will cooperate with ITC to obtain remedial action (e.g., appointing contract labor, overtime, or schedule slippage).

9.             ITC will oversee and provide direction to Detroit Edison for maintenance and construction of the ITC facilities.  Detroit Edison will construct and maintain the ITC facilities in accordance with Good Utility Practice and established Detroit Edison engineering and construction standards, except as modified and approved by mutual agreement of the parties.  Detroit Edison shall comply with all applicable engineering and building codes and guidelines, and shall, upon request of ITC, provide evidence of such compliance.  As used herein, “Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the applicable region.

10.           Detroit Edison will supply all equipment and materials required to perform the C&M Services.

11.           ITC and Detroit Edison recognize that the performance of the C&M Services and the implementation of the Construction Budget and Maintenance Budget and any related performance schedules may be subject to the oversight and direction of and modification by the Midwest Independent Transmission System Operator, Inc. (the “Midwest ISO”) or any other regional transmission organization in which ITC subsequently participates.

Schedule A – Services to Be Provided

Part II – Service Description and Performance Measures

Service Name	Service Description	Performance Measure
1. Construction and Maintenance Services to construct and maintain the transmission system		Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

1.1. Provide necessary labor, materials, and equipment to perform construction and maintenance activities on the transmission system.	1.1.1. Provide (SPE) project tracking and project management services for capital construction and maintenance of transmission system assets.	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

	1.1.2. Provide (SPE) line clearance and maintenance services for capital construction projects and for transmission system easements and rights of way.	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

	1.1.3. Provide (CS) Construction Support labor, materials & equipment for the capital construction and maintenance of the non-electrical portions of the transmission stations.	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

	1.1.4. Provide (SCO) electrical labor, materials, miscellaneous materials, and equipment for the capital construction and maintenance of the electrical portions of the transmission stations.	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

	1.1.5. Provide (SCO) Underground labor, materials and equipment for the capital construction and maintenance of the	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

underground conduit and cable transmission system.

1.1.6. Provide (SCO) overhead line crew labor, materials and equipment for the capital construction and maintenance of the 120 kV transmission wood pole lines system.	Provide as required by ITC in accordance with the Construction Budget and Maintenance l Budget.

1.1.7. Provide (SCO) overhead transmission labor, miscellaneous material, and equipment for the capital construction and maintenance of the 120, 230, & 345 kV transmission line system.	Provide as required by ITC in accordance with the Construction Budget and Maintenance Budget.

1.1.8. Provide (CS) construction inspection and quality assurance services for site prep, and below ground grade construction of new installations and modifications to transmission stations.	Provide as required by ITC in accordance with the Construction Budget.

1.1.9. Provide (SPE) labor, materials and equipment for the installation and maintenance of the transmission cathodic protection systems.	Provide as required by ITC in accordance with the Maintenance Budget.

1.1.10. (CFS) Provide labor, materials and equipment for installation, calibrating, testing, inspection, and maintenance of interconnection billing meters at transmission system interconnections.	Provide as required by ITC in accordance with the Maintenance Budget.

1.1.11. Provide Power Equipment & Relay Test labor, materials and equipment for installation, testing and periodic	Provide as required by ITC in accordance with the Maintenance Budget.

maintenance of major equipment, relay systems, SCADA/RTU systems and fault recorder systems on the transmission system.

1.1.12. Provide Cable Test Lab services to perform dissolved gas analysis testing of transformer oil.	Provide as required by ITC in accordance with the Maintenance Budget.

1.1.13 Provide (SCO) operating labor, materials and equipment for the switching, tagging and monitoring of the transmission system.	Provide as required by ITC in accordance with the Maintenance Budget.

Service Level Agreement

Schedule B –Engineering Services

Part I – General Scope of Services

1.              For all ITC transmission line and station/switchyard budget items approved as provided herein, Detroit Edison will act as general contractor for ITC, to complete engineering.

2.              ITC and Detroit Edison shall cooperate in good faith to jointly develop and implement a non-binding, good faith schedule and budget for all engineering services anticipated to be required by ITC for the following year, or for such portion thereof as this Agreement will remain in effect (the “Engineering Budget”).

3.              Detroit Edison may, by delivery of written notice to ITC at any time prior to completion of the Engineering Budget, decline to perform any portion of the Engineering Services requested by ITC to be included in the Engineering Budget for the following year if, in the reasonable judgment of Detroit Edison, Detroit Edison, exercising commercially reasonable efforts, would lack the resources to perform such services or meet the proposed schedule therefor, in which case Detroit Edison shall not be obligated to perform such services hereunder.  Any such Engineering Services which Detroit Edison declines to perform will not be included in the Engineering Budget and may be self-provided by ITC or obtained from qualified third parties.

4.              Detroit Edison shall perform all Engineering Services, to the extent required by ITC, that are set forth in the Engineering Budget, up to the levels specified therein.  Actual amounts charged by Detroit Edison and payable by ITC for the performance of such Engineering Services shall be governed by and determined in accordance with Section 4 of the Agreement, regardless of whether or not such amounts exceed those reflected or forecast in the Engineering Budget.

5.              ITC shall request that Detroit Edison perform, and Detroit Edison shall use commercially reasonable efforts to perform, any engineering services required by ITC which are not set forth or exceed the levels specified in the Engineering Budget.  No later than 30 days after receipt of any request by ITC for such additional Engineering Services, Detroit Edison shall either agree to perform such services or notify ITC that, consistent with the preceding sentence, Detroit Edison is unable to perform such services, in which case Detroit Edison shall not be obligated to perform such additional services hereunder.  Any such services which Detroit Edison declines to perform may be self-provided by ITC or obtained from qualified third parties.

6.              For all Engineering Services, ITC and Detroit Edison will cooperate in good faith to establish an engineering schedule that will meet ITC’s needs. If established and agreed upon schedules cannot be met, the applicable project manager will cooperate with ITC to obtain remedial action (e.g., appointing contract labor, overtime, or schedule slippage).

7.              All designs, engineering drawings, equipment specifications, records and other documentation developed, created or acquired by Detroit Edison in the course of performing the Engineering Services shall become the property of, and be wholly owned by, ITC.  Detroit Edison will promptly deliver to ITC, and if requested by ITC, will maintain and store all designs, engineering drawings, and records, both paper and electronic, of the transmission system on behalf of ITC.

8.              Detroit Edison will obtain ITC’s prior approval (not to be unreasonably withheld) of changes to any engineering practices and policies applied to ITC facilities, including substantive modifications to Detroit Edison’s standards.

9.              Detroit Edison will obtain ITC’s prior approval (not to be unreasonably withheld) of changes to any standard materials applied to ITC facilities, including substantive modifications to Detroit Edison’s standards.

10.            Subject to the oversight and direction of ITC, Detroit Edison will design all ITC facilities in accordance with Good Utility Practice and established Detroit Edison engineering and construction standards, except as modified and approved by mutual agreement of the parties.  Detroit Edison shall comply with all applicable engineering and building codes and guidelines, and shall, upon request, provide evidence of such compliance.

13.            ITC and Detroit Edison recognize that the performance of the Engineering Services and the implementation of the Engineering Budget and any related performance schedules may be subject to the oversight and direction of and modification by the Midwest ISO or any other regional transmission organization in which ITC subsequently participates.

Schedule B – Services to Be Provided

Part II – Service Description and Performance Measures

Service Name	Service Description	Performance Measures
1. Planning Support Services

1.1. Engineering Support Services for Planning	1.1.1. Provide Power Delivery Planning Services, provide input to studies, review Engineering Information sketches; and provide scope review.	Respond to planning requests by the mutually agreed upon date.

2. Engineering Support Services

2.1. Provide technical support services.	2.1.1. Provide Towers engineering services to provide scope review and estimates, review Engineering Information sketches, provide input to studies, and other related services.	Respond to planning requests by the mutually agreed upon date.

	2.1.2. Provide Substation Design engineering services to provide scope review and estimates, review Engineering Information sketches, provide input to studies, and other related services.	Respond to planning requests by the mutually agreed upon date.

2.1.3.   Provide Relay engineering services to provide scope review and estimates, provide input to studies, review Engineering Information sketches. Specify capital upgrades and improvements to transmission relay, SCADA, alarm systems.

Respond to planning requests by the mutually agreed upon date.

	2.1.4. Provide Equipment Performance and Predictive Maintenance engineering	Respond to planning requests by the mutually agreed upon date.

services to specify capital upgrades and improvements for control batteries and battery charger systems.

	2.1.5. Provide Underground Design services to provide scope review, estimates; provide input to studies; review EI sketches.	Respond to planning requests by the mutually agreed upon date.

	2.1.6. Provide Field Support services to prepare input for transformer and equipment upgrades and replacements.	Respond to planning requests by the mutually agreed upon date.

	2.1.7. Provide Lines Engineering services to projects dealing with 120 kV wood pole.	Respond to planning requests by the mutually agreed upon date.

	2.1.8. Provide Operational Risk Assessment engineering services, provide input to studies, review Engineering Information sketches; provide scope review and provide day-to-day technical support.	Respond to planning requests by the mutually agreed upon date.

	2.1.9. Provide Project Management Organization scheduling services.	Respond to planning requests by the mutually agreed upon date.

2.1.10   Provide Architectural/ Civil/Structural engineering services to provide review and estimates, review Engineering Information sketches, assist in property purchases, and other related services; specify non-electrical capital improvements and upgrades to the transmission system.

Respond to planning requests by the mutually agreed upon date.

3. Engineering and Design Services for Construction Projects

3.1.   Provide engineering and design services necessary to prepare construction documents for new installations and capital modifications to the transmission system. Includes specifying and ordering long lead-time materials, engineering products and major equipment.

3.1.1. Provide Architectural, Civil, and Structural engineering and design services for the transmission stations.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.2. Provide Towers engineering and design services for transmission tower or pole lines.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.3. Provide Relay engineering services for new or existing relay protection and control schemes, SCADA systems, RTU’s, and Disturbance Monitoring Systems at transmission stations.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.4. Provide Substation Design electrical engineering and design services for the transmission stations.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.5. Provide Underground Design services for the transmission underground cable and conduit systems.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.6. Provide Service Planning line design services for the transmission system 120 kV wood pole overhead lines system.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.7. Provide Lines engineering services for the transmission system 120 kV wood pole overhead lines system.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.8. Provide Equipment	Provide as required by ITC

Performance and Predictive Maintenance equipment engineering services for all major transmission system equipment. Includes Insulation Coordination and Thermal Loading services.	in accordance with the Engineering Budget.

3.1.9. Provide Meter engineering services for interconnection metering on the transmission system	Provide as required by ITC in accordance with the Engineering Budget.

3.1.10. Provide Cathodic Protection engineering services for cathodic protection systems on the transmission system.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.11. Provide technical support services for the acquisition of rights of way and easements for the transmission line system projects.	Provide as required by ITC in accordance with the Engineering Budget.

3.1.12.   Provide engineering assistance and consulting as requested by ITC in connection with the community approval process including community approval meetings, zoning board of appeals meetings, community informational meetings, and other related activities.

Provide as required by ITC in accordance with the Engineering Budget.

3.1.13.   Provide assistance and consulting as requested by ITC in connection with its acquisition and maintenance of various permits required to implement projects, including building, soil erosion control, wetlands, road ROW and, state permits, and other related activities.

Provide as required by ITC in accordance with the Engineering Budget.

4.   Provide engineering and project management services necessary to support the transmission maintenance projects and programs. Includes specifying and ordering long lead-time materials for maintenance projects.

4.1. Provide Architectural/ Civil/Structural engineering services to support the maintenance activities of the non-electrical aspects of the transmission system.	Respond to technical requests from ITC on an as requested basis.

4.2. Provide Towers engineering and design services to support maintenance activities of the transmission towers system.	Respond to technical requests from ITC on an as requested basis.

4.3.   Provide Relay and EPPM services to support the maintenance activities of the protective relay and control systems, the SCADA/RTU systems, interconnection and telemetering systems and the Fault Recorder systems of the transmission system.

Respond to technical requests from ITC on an as requested basis.

4.4. Provide Equipment Performance and Predictive Maintenance engineering services to support the maintenance activities on the major equipment of the transmission system, including infrared inspection services.

Respond to technical requests from ITC on an as requested basis.

4.5. Provide Meter engineering services to support the maintenance activities associated with the interconnection metering equipment on the transmission system.	Respond to technical requests from ITC on an as requested basis.

4.6. Provide Cathodic Protection engineering services to support maintenance activities on the cathodic protection	Respond to technical requests from ITC on an as requested basis.

system.

	4.7. Provide Cable Test Lab technical services to support maintenance activities on the high voltage cable system.	Respond to technical requests from ITC on an as requested basis.

	4.8. Provide Lines engineering services to support the maintenance activities of the underground conduit and cable systems on the transmission system.	Respond to technical requests from ITC on an as requested basis.

	4.9. Provide Engineering and Project Management services to plan and manage the Preventative Maintenance Program and the Reliability Maintenance line clearance program for the transmission system	Respond to technical requests from ITC on an as requested basis.

5. Provide engineering services necessary to support the operation of the transmission system.

5.1.   Provide Equipment Performance and Predictive Maintenance services to investigate and troubleshoot problems with major equipment and relay systems, SCADA, RTU systems and disturbance monitoring systems.

Respond to requests from ITC on an as requested basis.

	5.2. Provide Relay engineering services to investigate and troubleshoot relay system disturbances and anomalies.	Respond to requests from ITC on an as requested basis.

	5.3. Provide Meter engineering services to investigate and troubleshoot interconnection metering equipment failures and malfunctions.	Respond to requests from ITC on an as requested basis.

	5.4. Provide Cable Test Lab services to investigate and troubleshoot high voltage cable failures.	Respond to requests from ITC on an as requested basis.

	5.5. Provide Cathodic	Respond to requests from

	Protection Services to investigate and troubleshoot failures and malfunctions of the cathodic protection system.	ITC on an as requested basis.

	5.6. Provide Lines Engineering Radio Interference/Television Interference services to regional facilitators for investigating complaints and troubleshoot RI/TVI on the transmission system.	Respond to requests from ITC on an as requested basis.

	5.7. Provide EMF services to deal with concerns and questions on Electro-Magnetic fields, Inductive Coordination, Radio Noise, and Real Estate Issues.	Respond to requests from ITC on an as requested basis.

6. Real Estate Services

6.1. Provide assistance and consulting as requested by ITC.	6.1.1. Provide Architectural engineering services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.2. Provide Tower engineering services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.3. Provide Substation Design engineering services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.4. Provide Underground Design Engineering services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.5. Provide EMF engineering services as	Respond to each individual request from ITC by the

	Requested by ITC to assist ITC in responding to external property inquiries.	date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.6. Provide Central Contracting Support as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.7. Provide Environmental Protection support services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.8. Provide Transmission Planning and Regional Planning Support services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.9. Provide Service Center support services as requested by ITC to assist ITC in responding to external property inquiries.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

	6.1.10. Provide Project Management services as requested by ITC to assist ITC in coordinating the inquiry response process.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

6.2. Provide services required as requested by ITC to assist ITC in coordinating relocation requests.	6.2.1. Provide Project Management services as requested by ITC to assist ITC in coordinating requested relocation of transmission assets.	Respond to each individual request from ITC by the date included on the request letter. Typically 10 to 15 working days depending on scope of inquiry.

Service Level Agreement

Schedule C – System Operations Services

Part I - General Scope of Services

1.             Detroit Edison will provide SO Services as directed by ITC.  All ITC related system one line drawings, operating maps, records and other documentation developed, created or acquired by Detroit Edison in the course of performing the SO Services shall become the property of, and be wholly owned by, ITC.  Detroit Edison shall promptly deliver to ITC all such system one line drawings, operating maps, records and other documentation developed, created or acquired by Detroit Edison.  If requested by ITC, Detroit Edison shall store and archive such system one line drawings, operating maps, records and other documentation.

2.             ITC and Detroit Edison shall cooperate in good faith to jointly develop and implement a non-binding, good faith schedule and budget for all system operations services anticipated to be required by ITC for the following year (the “Operations Budget”).

3.             Detroit Edison may, by delivery of written notice to ITC not later than 30 days after the receipt of the Operations Budget, decline to perform any portion of the services requested by ITC to be included in the Operations Budget for the following year if, in the reasonable judgment of Detroit Edison, Detroit Edison, exercising commercially reasonable efforts, would lack the resources to perform such services or meet the proposed schedule therefor, in which case Detroit Edison shall not be obligated to perform such services hereunder.  Any such services which Detroit Edison declines to perform may be self-provided by ITC or obtained from qualified third parties

4.             Detroit Edison shall perform all Services, to the extent required by ITC, that are set forth in the Operations Budget, up to the levels specified therein.  Actual amounts charged by Detroit Edison and payable by ITC for the performance of such Services shall be governed by and determined in accordance with Section 4 of the Agreement, regardless of whether or not such amounts exceed those reflected or forecast in the Operations Budget.

5.             ITC shall request that Detroit Edison perform, and Detroit Edison shall use commercially reasonable efforts to perform, any SO Services required by ITC which are not set forth or exceed the levels specified in the Operations Budget.  No later than 30 days after receipt of any request by ITC for such additional Services, Detroit Edison shall either agree to perform such services or notify ITC that, consistent with the preceding sentence, Detroit Edison is unable to perform such services, in which case Detroit Edison shall not be obligated to perform such services hereunder.  Any such services which Detroit Edison declines to perform may be self-provided by ITC or obtained from qualified third parties.

6.             The System Operating Practices listed in Exhibit 4 of the Coordination and Interconnection Agreement between Detroit Edison and ITC are incorporated herein by reference and shall govern the performance of the SO Services by Detroit Edison.

7.             The Parties recognize and hereby acknowledge that all of the SO Services provided for herein may be subject to the oversight and direction of the Midwest ISO, or any other regional transmission organization in which ITC subsequently participates.

8.             For so long as Detroit Edison is performing any SO Services, ITC shall afford Detroit Edison reasonable notice of proposed interconnections to the ITC transmission system, consistent with applicable laws and regulations, including without limitation the OASIS Standards of Conduct.  ITC shall coordinate the process for implementing such interconnections with Detroit Edison to the maximum extent possible, consistent with and subject to the applicable guidelines and requirements of the Midwest ISO (or any other regional transmission organization in which ITC subsequently participates) and the Federal Energy Regulatory Commission.

Schedule C – Services to Be Provided

Part II – Service Description and Performance Measures

Service Name	Service Description	Performance Measure
1. Transmission System Service Restoration

1.1.   Pursuant to guidelines established by ITC, for restoration of service requiring action on the ITC system, analyze trouble, as required by ITC, determine action plan, direct and approve switching and tagging to isolate trouble, direct restoration of interrupted load and direct repair of the problem by ITC. Under such emergency conditions, coordinate action with generators, distribution company and interconnection operators.

Transmission facilities returned to service in a timely manner

2. Operations and Risk Assessment	2.1. Under ITC direction, prepare contingency plans and recommend planned outage schedules.	Complete subject plans before distribution and posting by ITC of maintenance schedules

3. Coordinated Planned outages	3.1. Pursuant to guidelines established by ITC, coordinate necessary switching and tagging to isolate trouble with ITC equipment or lines, so repairs can be completed in a safe manner.	Equipment restored in a timely manner

4. Power Quality

4.1.   Maintain transmission system bus voltages within limits specified by ITC. Respond to isolated problems of TV, radio interference, etc in a timely manner by receiving and forwarding complaints for corrective action.

Voltage levels maintained within the guidelines specified by ITC

5. Reporting	5.1. Provide data and consulting as requested by ITC in connection with the preparation of necessary reports and notifications to management and Federal, State, and Municipal authorities.	Assistance provided to enable ITC to complete and file reports in a timely manner in accordance with criteria specified by the requiring agency.

6. Real-time Transmission System Monitoring

6.1.   Provide data and consulting as requested by ITC in monitoring the ITC Transmission System for unplanned activity, abnormalities, overloads and other out of the ordinary events, analyzing system security and preparing corrective action plans. Take remedial action as requested by ITC.

All abnormalities addressed in a timely manner.

7. Alarm Monitoring and Response	7.1. Monitor all computer systems and stations which monitor the ITC Transmission System for alarms and take prompt action to correct causes of alarms.	All alarms serviced within 2 hours by field personnel under normal conditions (non-storm conditions).

8. Maintain System Voltage	8.1. Maintain proper system voltage within limits specified by ITC.	System Voltages maintained within limits specified by ITC.

9. Energy Management System	9.1. Update, and maintain data supplied by ITC for the EMS system.

10. Energy Scheduling processing

10.1.   Evaluate, approve and process energy requests (including MRD and LEER). Maintain and verify for accuracy all transaction records and metering data for settlements billing. Review and correct transactions based on settlements log. Investigate and reconcile energy record discrepancies.

Report settlement data to MECS participants.

11. Load Forecasting / Reconciliation	11.1. Under the direction of ITC, perform load forecasts based on existing historical load and weather data.	Prepare Forecast Performance — Energy Imbalance

12. Update Operating Documents to reflect ITC System Changes	13.1. As requested by ITC, prepare and update System One Line Drawings and Operating Maps of the ITC system.	System One Line Drawings and Operating Maps updated in an accurate and timely manner

Exhibit 1

Subcontractors

Potential ITC Work Contractors

Overhead Line Construction Contractors
Asplundh Tree Expert Co
Harlan Electric
Henkels & McCoy
Hydaker-Wheatlake
MJ Electric
NG Gilbert
SPE Construction
The Energy Group

Line Clearance
Asplundh Tree Expert Co.
Nelson Tree Service
The Energy Group

Transmission Clearing
Asplundh Brush Control
Kappen Tree Service
Mid State Tree Service
Woodland Brush Specialties

Mowing & Landscaping
Eagle Landscaping
DRM Maintenance & Management Co.
Michael LaFave Construction

Substation & Electrical Work
Chezcore
Doublejack Electric
Dumas
Ferndale Electric
JM Olson Corp
MIG
Motor City Electric
Spaulding Electric
Trianlge Electric

Underground/System Conduit
Corby Energy
Kaltz Excavating
Versatile Power

Engineering/Construction Management
Black & Veatch
Commonwealth Associates

Tower Painting
Seaway Painting

Attachment No. 1(b)

Map of Territory